                                                                    Exhibit 99.1
                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)
                             Combined Balance Sheets
                                   (unaudited)
                                                                              June 30,            December 31,
                                                                                 2000                    1999
                                                                         ----------------       -----------------
                                                                                      amounts in millions
Assets
------
Current assets:

   Cash and cash equivalents                                                  $     1,271                   1,714

   Cash collateral under securities lending agreement (note 6)                        423                      --

   Short-term investments                                                             369                     378

   Trade and other receivables, net                                                   243                     134

   Prepaid expenses and committed program rights                                      517                     406

   Deferred income tax assets                                                         595                     750

   Other current assets                                                                15                       5
                                                                         ----------------       -----------------
         Total current assets                                                       3,433                   3,387
                                                                         ----------------       -----------------
Investments in affiliates, accounted for under the equity method, and
   related receivables (note 3)                                                    17,943                  15,922

Investments in available-for-sale securities and others (notes 4, 5
   and 6)                                                                          29,567                  28,601

Property and equipment, at cost                                                       783                     162
   Less accumulated depreciation                                                       84                      19
                                                                         ----------------       -----------------
                                                                                      699                     143
                                                                         ----------------       -----------------
Intangible assets:
   Excess cost over acquired net assets (note 5)                                   10,953                   9,973
   Franchise costs                                                                    269                     273
                                                                         ----------------       -----------------
                                                                                   11,222                  10,246
   Less accumulated amortization                                                      735                     454
                                                                         ----------------       -----------------
                                                                                   10,487                   9,792
                                                                         ----------------       -----------------
Other assets, at cost, net of accumulated amortization                                897                     839
                                                                         ----------------       -----------------
         Total assets                                                         $    63,026                  58,684
                                                                         ================       =================

                                   (continued)

                             Combined Balance Sheets

                                   (unaudited)
                                                                               June 30,            December 31,
                                                                                 2000                    1999
                                                                         ----------------       ----------------
                                                                                   amounts in millions
Liabilities and Combined Equity
-------------------------------
Current liabilities:

   Accounts payable                                                         $          81                     44

   Accrued liabilities                                                                355                    201

   Accrued stock compensation                                                       1,978                  2,405

   Program rights payable                                                             179                    166

   Current portion of debt                                                            203                    554
                                                                         ----------------       ----------------
        Total current liabilities                                                   2,796                  3,370
                                                                         ----------------       ----------------
Long-term debt (note 6)                                                             6,340                  2,723

Deferred income tax liabilities                                                    14,242                 14,107

Other liabilities                                                                      32                     23
                                                                         ----------------       ----------------
        Total liabilities                                                          23,410                 20,223
                                                                         ----------------       ----------------
Minority interests in equity of attributed subsidiaries                               266                      1

Obligation to redeem AT&T Liberty Media Group tracking stock (note 7)                  55                     --

Combined equity (note 7):

   Combined equity                                                                 34,212                 31,876

   Accumulated other comprehensive earnings, net of taxes                           4,996                  6,557
                                                                         ----------------       ----------------
                                                                                   39,208                 38,433
   Due to related parties                                                              87                     27
                                                                         ----------------       ----------------
     Total combined equity                                                         39,295                 38,460
                                                                         ----------------       ----------------
Commitments and contingencies (note 8)

        Total liabilities and combined equity                               $      63,026                 58,684
                                                                         ================       ================

See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings

                                   (unaudited)
                                                                         Three months             Three months
                                                                            ended                    ended
                                                                        June 30, 2000            June 30, 1999
                                                                      ----------------         ----------------
Revenue                                                                   $        382                      221
Operating costs and expenses:
   Operating, selling, general and administrative                                  295                      184
   Stock compensation                                                             (216)                     496
   Depreciation and amortization                                                   236                      177
                                                                      ----------------         ----------------
                                                                                   315                      857
                                                                      ----------------         ----------------
        Operating income (loss)                                                     67                     (636)

Other income (expense):
   Interest expense                                                               (100)                     (33)
   Adjustment to interest expense for contingent portion of
      exchangeable debentures (note 6)                                             200                       --
   Dividend and interest income                                                     85                       82
   Share of losses of affiliates, net (note 3)                                    (412)                    (279)
   Minority interests in losses of attributed subsidiaries                          36                       12
   Gain (loss) on dispositions, net (note 3)                                       611                       (2)
   Other, net                                                                        2                       (4)
                                                                      ----------------         ----------------
                                                                                   422                     (224)
                                                                      ----------------         ----------------
        Earnings (loss) before income taxes                                        489                     (860)

Income tax benefit (expense)                                                      (222)                     317
                                                                      ----------------         ----------------
        Net earnings (loss)                                               $        267                     (543)
                                                                      ----------------         ----------------
Other comprehensive earnings (loss), net of taxes:

   Foreign currency translation adjustments                                        (87)                     (55)
   Unrealized holding gains (losses) arising during the period, net
      of reclassification adjustments                                           (3,224)                   1,118
                                                                      ----------------         ----------------
   Other comprehensive earnings (loss)                                          (3,311)                   1,063
                                                                      ----------------         ----------------
Comprehensive earnings (loss)                                             $     (3,044)                     520
                                                                      ================         ================

See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings

                                   (unaudited)
                                                                          New Liberty                           Old Liberty
                                                         -----------------------------------------------     ---------------------
                                                                            (note 1)                               (note 1)
                                                              Six months               Four months                Two months
                                                                 ended                    ended                      ended
                                                             June 30, 2000            June 30, 1999            February 28, 1999
                                                         ----------------------   ----------------------     ---------------------
                                                                                    amounts in millions
Revenue                                                    $        617                      292                       282
Operating costs and expenses:
   Operating, selling, general and administrative                   469                      240                       227
   Stock compensation                                              (239)                     455                       183
   Depreciation and amortization                                    403                      230                        47
                                                         ----------------         ----------------           ---------------
                                                                    633                      925                       457
                                                         ----------------         ----------------           ---------------
        Operating income (loss)                                     (16)                    (633)                     (175)

Other income (expense):
   Interest expense                                                (175)                     (46)                      (28)
   Adjustment to interest expense for contingent portion of
      exchangeable debentures (note 6)                             (164)                      --                        --
   Dividend and interest income                                     165                      106                        12
   Share of losses of affiliates, net (note 3)                     (794)                    (359)                      (66)
   Minority interests in losses of attributed subsidiaries           28                       12                         4
   Gain (loss) on dispositions, net (notes 3, 4 and 5)            3,055                       (2)                       14
   Gains on issuance of equity by affiliates and
      subsidiaries (note 3)                                          --                       --                       389
   Other, net                                                         7                       (4)                       --
                                                         ----------------         ----------------           ---------------
                                                                  2,122                     (293)                      325
                                                         ----------------         ----------------           ---------------
        Earnings (loss) before income taxes                       2,106                     (926)                      150

Income tax (expense) benefit                                       (897)                     325                      (209)
                                                         ----------------         ----------------           ---------------
        Net earnings (loss)                                $      1,209                     (601)                      (59)
                                                         ----------------         ----------------           ---------------
Other comprehensive earnings (loss), net of taxes:
   Foreign currency translation adjustments                        (118)                     (43)                      (15)
   Unrealized holding gains (losses) arising during the
      period, net of reclassification adjustments                (1,443)                   2,012                       971
                                                         ----------------         ----------------           ---------------
   Other comprehensive earnings (loss)                           (1,561)                   1,969                       956
                                                         ----------------         ----------------           ---------------
Comprehensive earnings (loss)                              $       (352)                   1,368                       897
                                                         ================         ================           ===============

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                          Combined Statement of Equity

                         Six months ended June 30, 2000

                                   (unaudited)
                                                                                    Accumulated
                                                                                       other             Due to
                                                                                   comprehensive         (from)          Total
                                                                   Combined           earnings,          related        combined
                                                                    equity          net of taxes         parties         equity
                                                                -------------     ---------------    -------------    ----------
                                                                                         amounts in millions
Balance at January 1, 2000                                      $      31,876               6,557               27        38,460
   Net earnings                                                         1,209                  --               --         1,209
   Issuance of AT&T Liberty Media Group tracking stock for
     acquisitions (note 5)                                              1,024                  --               --         1,024
   Issuances of common stock by attributed subsidiaries and
     affiliates, net of taxes                                             167                  --               --           167
   Purchase of AT&T Liberty Media Group tracking stock                     (9)                 --               --            (9)
   Premium received in connection with put obligation, net                  4                  --               --             4
   Reclassification of redemption amount of AT&T Liberty
     Media Group tracking stock subject to put obligation                 (55)                 --               --           (55)
   Utilization of net operating losses of Liberty Media Group
     by AT&T                                                               (4)                 --               --            (4)
   Foreign currency translation adjustments                                --                (118)              --          (118)
   Recognition of previously unrealized gains on
     available-for-sale securities, net                                    --              (1,479)              --        (1,479)
   Unrealized gains on available-for-sale securities                       --                  36               --            36
   Other transfers from related parties, net                               --                  --               60            60
                                                                -------------     ---------------    -------------    ----------
Balance at June 30, 2000                                        $      34,212               4,996               87        39,295
                                                                =============     ===============      ===========    ==========

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Cash Flows

                                   (unaudited)
                                                                         New Liberty                            Old Liberty
                                                       -----------------------------------------------     ------------------------
                                                                           (note 1)                               (note 1)
                                                             Six months               Four months                Two months
                                                                ended                    ended                      ended
                                                            June 30, 2000            June 30, 1999            February 28, 1999
                                                       ----------------------   ----------------------     ------------------------
                                                                                  amounts in millions
                                                                                      (see note 2)
Cash flows from operating activities:
   Net earnings (loss)                                      $       1,209                     (601)                         (59)
   Adjustments to reconcile net earnings (loss) to net cash
     provided (used) by operating activities:
        Depreciation and amortization                                 403                      230                           47
        Stock compensation                                           (239)                     455                          183
        Payments of stock compensation                               (283)                     (27)                        (126)
        Share of losses of affiliates, net                            794                      359                           66
        Deferred income tax expense (benefit)                         930                     (314)                         205
        Intergroup tax allocation                                     (34)                     (14)                          --
        Cash payment from AT&T pursuant to tax sharing agreement      123                       45                           --
        Minority interests in losses of attributed subsidiaries       (28)                     (12)                          (4)
        Loss (gain) on disposition of assets, net                  (3,055)                       2                          (14)
        Gains on issuance of equity by affiliates and
          subsidiaries                                                 --                       --                         (389)
        Noncash interest                                              169                       --                           --
        Other noncash charges                                          --                       --                            9
        Changes in operating assets and liabilities, net of
          the effect of acquisitions and dispositions:
             Change in receivables                                     24                      (12)                         (19)
             Change in prepaid expenses and committed
               program rights                                        (102)                      (7)                         (10)
             Change in payables and accruals                           88                       67                            4
                                                            -----------------        -----------------          -------------------
                 Net cash provided (used) by operating
                    activities                                         (1)                     171                         (107)
                                                            -----------------        -----------------          -------------------
Cash flows from investing activities:
   Cash paid for acquisitions                                        (546)                      (1)                          --
   Capital expended for property and equipment                        (82)                     (16)                         (21)
   Investments in and loans to affiliates and others               (2,336)                    (434)                         (45)
   Purchases of marketable securities                                (735)                  (6,172)                        (132)
   Sales and maturities of marketable securities                    1,326                    2,759                           34
   Cash proceeds from dispositions                                     87                        2                           43
   Cash balances of deconsolidated subsidiaries                        --                       --                          (53)
   Other, net                                                           8                      (12)                          (9)
                                                            -----------------        -----------------          -------------------
                 Net cash used by investing activities             (2,278)                  (3,874)                        (183)
                                                            -----------------        -----------------          -------------------

                                   (continued)

                  Combined Statements of Cash Flows, continued

                                   (unaudited)
                                                                        New Liberty                            Old Liberty
                                                       -----------------------------------------------     ---------------------
                                                                          (note 1)                                (note 1)
                                                             Six months               Four months                Two months
                                                                ended                    ended                      ended
                                                            June 30, 2000            June 30, 1999            February 28, 1999
                                                       ----------------------   ----------------------     ---------------------
                                                                                  amounts in millions
                                                                                      (see note 2)
Cash flows from financing activities:
   Borrowings of debt                                                  3,022                      495                       156
   Repayments of debt                                                 (1,123)                    (463)                     (148)
   Premium received on put contracts, net                                  4                       --                        --
   Purchase of AT&T Liberty Media Group tracking stock                    (9)                      --                        --
   Cash transfers (to) from related parties                              (59)                    (160)                      132
   Repurchase of stock of subsidiaries                                    --                       --                       (45)
   Other, net                                                              1                       16                        (1)
                                                             ----------------        -----------------          ----------------
                 Net cash provided (used) by financing
                    activities                                         1,836                     (112)                       94
                                                             ----------------        -----------------          ----------------
                    Net decrease in cash and cash
                        equivalents                                     (443)                  (3,815)                     (196)

                    Cash and cash equivalents at beginning
                        of period                                      1,714                    5,319                       407
                                                             ----------------        -----------------          ----------------
                    Cash and cash equivalents at end of
                        period                                 $       1,271                    1,504                       211
                                                             ================        =================          ================

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)
                     Notes to Combined Financial Statements
                                  June 30, 2000
                                   (unaudited)

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of the assets attributed to Liberty Media Group, in a merger transaction (the "AT&T Merger"). The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty Media Group's assets and liabilities have been recorded at their respective fair market values therefor, creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         At June 30, 2000, Liberty Media Group consisted principally of the following:

         o AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products;

         o    AT&T's  assets and  businesses  engaged in  electronic  retailing,
              direct  marketing,   advertising  sales  relating  to  programming
              services, infomercials and transaction processing;

         o    certain of AT&T's interests in technology and Internet businesses;

         o certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses; and,

         o AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").

         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto included as an exhibit to AT&T's Report on Form 10-K for the year ended December 31, 1999.

                                   (continued)

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Effective June 9, 2000, AT&T issued stock dividends to holders of AT&T Liberty Media Group tracking stock (the "Liberty Dividend"). The Liberty Dividend consisted of one share of AT&T Liberty Media Group tracking stock for every one share of AT&T Liberty Media Group tracking stock owned. The Liberty Dividend has been treated as a stock split, and accordingly, all share amounts have been restated to reflect the Liberty Dividend.

         Certain prior period amounts have been reclassified for comparability with the 2000 presentation.

(2)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $121 million for the six months ended June 30, 2000, $58 million for the four month period ended June 30, 1999 and $32 million for the two month period ended February 28, 1999. Cash paid for income taxes for the six months ended June 30, 2000, the four months ended June 30, 1999 and the two months ended February 28, 1999 was not material.

                                                                 New Liberty               Old Liberty
                                                         ---------------------------      -------------
                                                                   (note 1)                 (note 1)
                                                         Six months      Four months       Two months
                                                           ended            ended            ended
                                                          June 30,        June 30,        February 28,
                                                            2000            1999              1999
                                                         ----------      -----------      ------------
                                                                     amounts in millions
         Cash paid for acquisitions (note 5):
                Fair value of assets acquired            $    3,415                3                --
                Net liabilities assumed                      (1,119)              (2)               --
                Deferred tax liability recorded                (347)              --                --
                Minority interests in equity of
                   acquired attributed subsidiaries            (379)              --                --
                AT&T Liberty Media Group tracking
                   stock issued                              (1,024)              --                --
                                                         ----------      -----------      ------------
                Cash paid for acquisitions
                                                         $      546                1                --
                                                         ==========      ===========      ============

                                   (continued)

         The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):

         Cash and cash equivalents prior to the AT&T Merger        $       211
             Cash received in restructuring transactions, net
               of cash balances transferred                              5,284
             Cash paid to TCI Group for certain warrants (note 4)         (176)
                                                                   -------------
         Cash and cash equivalents subsequent to the AT&T Merger   $     5,319

         Liberty Media Group ceased to include TV Guide, Inc. ("TV Guide") in its combined financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 3). The effect of changing the method of accounting for Liberty Media Group's ownership interest in TV Guide from the consolidation method to the equity method is summarized below (amounts in millions):

         Assets (other than cash and cash equivalents)
           reclassified to investments in affiliates               $      (200)
         Liabilities reclassified to investments in affiliates             190
         Minority interests in equity of attributed subsidiaries
           reclassified to investments in affiliates                        63
                                                                   -------------
         Decrease in cash and cash equivalents                     $        53
                                                                   =============

(3)      Investments in Affiliates Accounted for under the Equity Method
         ---------------------------------------------------------------

         Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments in affiliates:

                                                              June 30, 2000           December 31, 1999
                                                        ----------------------     -----------------------
                                                                       amounts in millions
         USA Networks, Inc. ( "USAI ") and related
             investments                                     $        2,848                       2,699
         Telewest Communications plc ( "Telewest ")                   3,048                       1,996
         Discovery Communications, Inc. ("Discovery")                 3,313                       3,441
         TV Guide                                                     1,708                       1,732
         QVC Inc. ( "QVC ")                                           2,510                       2,515
         Teligent, Inc. ( "Teligent")                                 1,202                          --
         Flextech p.l.c. ("Flextech")                                    --                         727
         UnitedGlobalCom, Inc. ("UnitedGlobalCom")                      445                         505
         Various foreign equity investments (other than
             Telewest and Flextech)                                   1,536                       1,463
         Other                                                        1,333                         844
                                                        -------------------        --------------------
                                                             $       17,943                      15,922
                                                        ===================        ====================

                                   (continued)

         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                              New Liberty                      Old Liberty
                                               ------------------------------------------   -----------------
                                                               (note 1)                          (note 1)
                                                   Six months             Four months           Two months
                                                     ended                   ended                ended
                                                    June 30,               June 30,            February 28,
                                                      2000                   1999                  1999
                                               --------------------    -------------------  -----------------
                                                                       amounts in millions
         USAI and related investments           $         (16)                   (9)                   10
         Telewest                                        (168)                  (97)                  (38)
         Discovery                                       (128)                  (76)                   (8)
         TV Guide                                         (25)                  (11)                   --
         QVC                                               (5)                   (9)                   13
         Teligent                                        (152)                   --                    --
         Flextech                                         (18)                  (13)                   (5)
         UnitedGlobalCom                                  (88)                   --                    --
         Other foreign investments                       (130)                  (56)                  (22)
         Other                                            (64)                  (88)                  (16)
                                               --------------------    -------------------  -----------------
                                                $        (794)                 (359)                  (66)
                                               ====================    ===================  =================

         Summarized unaudited combined financial information for affiliates is as follows:

                                                              New Liberty                     Old Liberty
                                               ------------------------------------------   -----------------
                                                                (note 1)                        (note 1)
                                                   Six months             Four months          Two months
                                                     ended                   ended               ended
                                                    June 30,               June 30,           February 28,
                                                      2000                   1999                 1999
                                               ---------------------   -------------------  -----------------
                                                                       amounts in millions
              Revenue                           $      7,896                  4,060                  2,341
              Operating expenses                      (7,296)                (3,451)                (1,894)
              Depreciation and amortization           (1,545)                  (520)                  (353)
                                               ---------------------   -------------------  -----------------
                  Operating income (loss)               (945)                    89                     94
              Interest expense                        (1,167)                  (323)                  (281)
              Other, net                                 125                   (244)                  (127)
                                               ---------------------   -------------------  -----------------
                  Net loss                      $     (1,987)                  (478)                  (314)
                                               =====================   ===================  =================

                                   (continued)

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At June 30, 2000, Liberty Media Group directly and indirectly held 74.4 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at June 30, 2000, Liberty Media Group would own 153.4 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock reported a closing price of $21-5/8 per share on June 30, 2000.

         Telewest currently operates and constructs cable television and telephone systems in the UK. Flextech develops and sells a variety of television programming in the UK. In April 2000, Telewest acquired
         Flextech. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Media Group owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty Media Group owns an approximate 24.6% equity interest in Telewest. Liberty Media Group recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition during the second quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in Flextech and the fair value of the Telewest shares received. At June 30, 2000, Liberty Media Group indirectly owned 724 million of the issued and outstanding Telewest ordinary shares. Telewest's ordinary shares reported a closing price of $3.46 per share on June 30, 2000.

         Teligent is a full-service, facilities based communications company in which Liberty Media Group acquired an approximate 40% equity interest in its January 14, 2000 acquisition of The Associated Group, Inc. (the "Associated Group") (see note 5). At June 30, 2000, Liberty Media Group held 21 million shares of Teligent Class A common stock. Teligent's Class A common stock reported a closing price of $23-5/8 per share on June 30, 2000.

                                   (continued)

         On March 1, 1999, United Video Satellite Group, Inc. ("UVSG") and The News Corporation Limited ("News Corp.") completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 45 million shares of TV Guide's Class A common stock and 75 million shares of TV Guide's Class B common stock valued at an average of $9.325 per share. In addition, News Corp. purchased approximately 13 million additional shares of TV Guide's Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty Media Group and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty Media Group each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income taxes of $147 million).

         The Class A common stock of TV Guide is publicly traded. At June 30, 2000, Liberty Media Group held 58 million shares of TV Guide Class A common stock and 75 million shares of TV Guide Class B common stock. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. TV Guide's Class A common stock reported a closing price of $34.25 per share on June 30, 2000.

         UnitedGlobalCom is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At June 30, 2000, Liberty Media Group owned an approximate 11% economic ownership interest representing an approximate 37% voting interest in UnitedGlobalCom. UnitedGlobalCom's Class A common stock reported a closing price of $46.75 per share on June 30, 2000. Liberty Media Group owns 9.9 million shares of UnitedGlobalCom Class B common stock, which stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock.

         The $13 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over an estimated useful life of 20 years.

                                   (continued)

(4)      Investments in Available-for-sale Securities and Others
         -------------------------------------------------------

         Investments in available-for-sale securities and others are summarized as follows:

                                                                              June 30,          December 31,
                                                                                2000                1999
                                                                          --------------     ----------------
                                                                                   amounts in millions
         Sprint Corporation ("Sprint")                                    $       11,575               10,186
         Time Warner, Inc. ("Time Warner")                                         8,564                8,202
         News Corp.                                                                2,804                2,403
         Motorola, Inc. ("Motorola")                                               2,059                3,430
         Other available-for-sale securities                                       3,806                3,773
         Other investments, at cost, and related receivables                       1,128                  985
                                                                          --------------     ----------------
                                                                                  29,936               28,979
             Less short-term investments                                             369                  378
                                                                          --------------     ----------------
                                                                          $       29,567               28,601
                                                                          ==============     ================

         On January 5, 2000, Motorola completed the acquisition of General Instrument Corporation ("General Instrument") through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 1.725 shares (as adjusted for a subsequent stock split) of Motorola common stock. In connection with the merger Liberty Media Group received 54 million shares (as adjusted for a subsequent stock split) and warrants to purchase 37 million shares (as adjusted for a subsequent stock split) of Motorola common stock in exchange for its holdings in General Instrument. Liberty Media Group recognized a $2.2 billion gain (excluding related tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in General Instrument and the fair value of the Motorola securities received.

         Liberty Media Group's right to exercise warrants to purchase 18.4 million shares (as adjusted for a subsequent stock split) of Motorola common stock is subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty Media Group $4.78 (as adjusted for a subsequent stock split) for each warrant that does not vest as a result of the purchase commitment not being met.

         Investments in available-for-sale securities are summarized as follows:

                                                                            June 30,         December 31,
                                                                                2000                 1999
                                                                         ---------------  ------------------
                                                                                  amounts in millions
         Equity securities:
             Fair value                                                   $       25,834              24,472
             Gross unrealized holding gains                                       10,730              11,457
             Gross unrealized holding losses                                      (2,388)               (646)
         Debt securities:
             Fair value                                                            1,410               1,995
             Gross unrealized holding gains                                           35                  --
             Gross unrealized holding losses                                         (51)                (22)

                                   (continued)

         Management of Liberty Media Group estimates the market value, calculated using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty Media Group's investments in available-for-sale securities and others aggregated $30.9 billion and $29.2 billion at June 30, 2000 and December 31, 1999, respectively. No independent appraisals were conducted for those assets.

(5)      Acquisitions

         On January 14, 2000, Liberty Media Group completed its acquisition of Associated Group pursuant to a merger agreement among AT&T, Liberty Media Group and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
         2.41422 shares of AT&T Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 46.8 million shares of AT&T Class A Liberty Media Group tracking stock, (3) approximately 10.6 million shares of AT&T Class B Liberty Media Group tracking stock, (4) approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitter, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty Media Group. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group tracking stock and AT&T Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T.

         The acquisition of Associated Group was accounted for as a purchase and the $17 million excess of the fair value of the net assets acquired over the purchase price is being amortized over ten years. As a result of the issuance of AT&T Liberty Media Group tracking stock, net of the shares of AT&T Liberty Media Group tracking stock acquired in this transaction, Liberty Media Group recorded a $778 million increase to combined equity.

         On March 16, 2000, Liberty Media Group purchased shares of preferred stock in TCI Satellite Entertainment, Inc. ("TSAT") in exchange for Liberty Media Group's economic interest in approximately 5 million shares of Sprint PCS Group Stock, valued at $300 million. Liberty Media Group received 150,000 shares of TSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of TSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty Media Group approximately 85% of the voting power of TSAT. In connection with this transaction, Liberty Media Group realized a $211 million gain (before related tax expense of $84 million) during the first quarter of 2000 based on the difference between the cost basis and fair value of the economic interest in the Sprint PCS Group Stock exchanged.

                                   (continued)

         On March 28, 2000, Liberty Media Group announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. ("Ascent") at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty Media Group paid approximately $385 million. On June 8, 2000, Liberty Media Group completed its acquisition of 100% of Ascent for an additional $67 million. Such transaction was accounted for as a purchase and the $283 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years.

         On April 10, 2000, Liberty Media Group acquired all of the outstanding common stock of Four Media Company ("Four Media") in exchange for approximately $123 million, 6.4 million shares of AT&T Class A Liberty Media Group tracking stock and a warrant to purchase approximately 700,000 shares of AT&T Class A Liberty Media Group tracking stock at an exercise price of $23 per share. The acquisition was accounted for as a purchase. In connection with this acquisition, Liberty Media Group recorded a $145 million increase to combined equity and the $307 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Four Media provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

         On June 9, 2000, Liberty Media Group acquired a controlling interest in The Todd-AO Corporation ("Todd-AO"), consisting of approximately 6.5 million shares of Class B Common Stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO outstanding immediately prior to the closing, in exchange for approximately 5.4 million shares of AT&T Class A Liberty Media Group tracking stock. The acquisition was accounted for as a purchase. In connection with this acquisition, Liberty Media Group recorded a $101 million increase to combined equity and the $94 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

         Immediately following the closing of such transaction, Liberty Media Group contributed to Todd-AO 100% of the capital stock of Four Media, in exchange for approximately 16.6 million shares of the Class B Common Stock of Todd-AO increasing Liberty Media Group's ownership interest in Todd-AO to approximately 84% of the equity and approximately 98% of the voting power of Todd-AO outstanding immediately following the closing.

         Following Liberty Media Group's acquisition of Todd-AO, and the contribution by Liberty Media Group to Todd-AO of Liberty Media Group's ownership in Four Media, Todd-AO changed its name to Liberty Livewire Corporation.

                                   (continued)

(6)      Long-Term Debt

         Debt is summarized as follows:

                                                                               June 30,         December 31,
                                                                                2000                1999
                                                                       ----------------    -----------------
                                                                                 amounts in millions
         Parent company debt:
             Senior notes                                                  $        741                  741
             Senior debentures (a)                                                1,486                  494
             Senior exchangeable debentures (b)                                   1,996                1,022
             Securities lending agreement (c)                                     1,026                   --
             Bank credit facilities                                                  --                  390
                                                                       ----------------    -----------------
                                                                                  5,249                2,647
         Debt of subsidiaries:
             Bank credit facilities                                                 924                  573
             Senior notes                                                           170                   --
             Other debt, at varying rates                                           200                   57
                                                                       ----------------    -----------------
                                                                                  1,294                  630
                                                                       ----------------    -----------------
             Total debt                                                           6,543                3,277
         Less current maturities                                                    203                  554
                                                                       ----------------    -----------------
             Total long-term debt                                          $      6,340                2,723
                                                                       ================    =================

         (a) On February 2, 2000, Liberty Media Group received net cash proceeds of approximately $983 million from the issuance of 8-1/4% Senior Debentures due 2030. The senior debentures have an aggregate principal amount of $1 billion. Interest on the senior debentures is payable on February 1 and August 1 of each year.

         (b) On February 10, 2000, Liberty Media Group received net cash proceeds of $735 million from the issuance of $750 million principal amount of 3-3/4% Senior Exchangeable Debentures due 2030. On March 8, 2000, Liberty Media Group received net cash proceeds of $59 million from the issuance of an additional $60 million principal amount of 3-3/4% Senior Exchangeable Debentures due 2030. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of
                  16.7764 shares of Sprint PCS Group Stock. This amount will be paid only in cash until the later of February 15, 2002 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty Media Group falls below a designated  level,  after  which,  at  Liberty  Media  Group's election, Liberty Media Group may pay the amount in cash, Sprint PCS Group Stock or a combination thereof. Interest on these exchangeable debentures is payable on February 15 and August 15 of each year. The carrying amount of the exchangeable debentures in excess of the principal amount (the "Contingent Portion) is based on the fair value of the underlying Sprint PCS Group Stock. The increase or decrease in the Contingent Portion is recorded as an adjustment to interest expense in the combined statement of operations and comprehensive earnings.

                                   (continued)

         (c) On January 7, 2000, a trust, which holds Liberty Media Group's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group Stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty Media Group, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. The cash collateral of $423 million at June 30, 2000 included $205 million of restricted cash. At June 30, 2000, Liberty Media Group had utilized $603 million of the cash collateral under the securities lending agreement.

         At June 30, 2000, Liberty Media Group had approximately $236 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at June 30, 2000. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

         Based on quoted market prices, the fair value of Liberty Media Group's debt at June 30, 2000 is as follows (amounts in millions):

                 Senior notes of parent company                    $      720
                 Senior debentures of parent company                    1,392
                 Senior exchangeable debentures of
                   parent company                                       2,134
                 Senior notes of attributed subsidiary                    183

         Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at June 30, 2000.

(7)      Combined Equity

         AT&T Liberty Media Group Tracking Stock

         In conjunction with a stock repurchase program or similar transaction, the issuer may elect to sell put options on it own common stock. Proceeds from any sales of puts with respect to AT&T Liberty Media Group tracking stock is reflected as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to such tracking stock is reflected as an "Obligation to redeem AT&T Liberty Media Group tracking stock" in the accompanying combined balance sheets.

         During the six months ended June 30, 2000, pursuant to a stock repurchase program, 400,000 shares of AT&T Liberty Media Group tracking stock were purchased at an aggregate cost of $9 million. Such amount is reflected as a decrease to combined equity in the accompanying combined financial statements.

                                   (continued)

         Stock Issuances of Subsidiary

         During the six months ended June 30, 2000, Liberty Digital, Inc. ("Liberty Digital") issued approximately 4.2 million shares of common stock in connection with certain acquisitions and the exercise of certain employee stock options. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty Media Group's interest in Liberty Digital, that resulted from such stock issuances, Liberty Media Group recorded a $169 million increase to combined equity.

         Transactions with Officers and Directors

         Prior to the AT&T Merger, a limited liability company owned by Dr. John
         C. Malone (Chairman of the Board of Liberty Media Corporation) acquired, from certain attributed subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note was paid in March 2000.

         In connection with the AT&T Merger, Liberty Media Group paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.

         Transactions with AT&T

         Certain AT&T corporate general and administrative costs are charged to Liberty Media Group based on the cost of services provided. Management believes this allocation method is reasonable. During the six months ended June 30, 2000, the four months ended June 30, 1999 and the two months ended February 28, 1999 Liberty Media Group was charged less than $1 million, less than $1 million and $2 million, respectively, in corporate general and administrative costs by AT&T. These costs are included in operating, selling, general and administrative expenses in the accompanying combined statements of operations and comprehensive earnings.

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute programming and other services to cable distribution operators (including AT&T) and others. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $111 million, $71 million and $43 million for the six months ended June 30, 2000, the four months ending June 30, 1999 and the two month period ending February 28, 1999, respectively.

         Subsidiaries of Liberty Media Group lease satellite transponder facilities from a subsidiary of AT&T. Charges for such arrangements and other related operating expenses for the six months ended June 30, 2000 and the four months ended June 30, 1999 aggregated $9 million and $10 million, respectively, and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

                                   (continued)

         Liberty Media Group makes marketing support payments to AT&T. Charges by AT&T for such arrangements were $1 million for the six months ended June 30, 2000 and less than $1 million for each of the four months ended June 30, 1999 and the two months ended February 28, 1999.

         A certain subsidiary attributed to Liberty Media Group purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the subsidiary, aggregated $4 million, $2 million and $1 million during the six months ended June 30, 2000, the four months ended June 30, 1999 and the two months ended February 28, 1999, respectively, and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

         During the quarter ended June 30, 2000, a subsidiary of Liberty Media Group entered into an agreement for AT&T to provide dedicated hosting services to the subsidiary. As of June 30, 2000, no amounts have been paid to AT&T for such services.

         Due to Related Parties

         The amounts included in "Due to related parties" represent a non-interest bearing intercompany account which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(8)      Commitments and Contingencies

         Starz Encore Group LLC ("Starz Encore Group") provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at June 30, 2000, these agreements require minimum payments aggregating approximately $1.2 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At June 30, 2000, the Guaranteed Obligations aggregated approximately $774 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

                                   (continued)

         Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty Media Corporation, AT&T and the United States Department of
         Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, requires the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

         The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Group Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.